UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): January 30, 2009
COLONIAL REALTY LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

Delaware	0-20707	63-1098468
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

2101 Sixth Avenue North
Suite 750
Birmingham, Alabama	35202
(Address of principal executive offices)	(Zip Code)
(205) 250-8700
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 2.06 Material Impairments
     On January 30, 3009, the board of trustees (the “Board”) of Colonial Properties Trust (“CLP” and, together with Colonial Realty Limited Partnership, the “Company”), determined that, under generally accepted accounting principles, the Company is required to record an impairment charge for the quarter ended December 31, 2008 of $116.9 million, or $2.05 per diluted share. This determination followed the Company’s re-evaluation of its operating strategy as it relates to its for-sale residential and development activities in response to the deterioration in the credit markets and the economy as a whole. As a result of such re-evaluation, the Company decided to accelerate plans to dispose of its for-sale residential assets, land held for future mixed-use and for-sale residential developments and postpone any new development activities. Of this impairment charge, $61.4 million is attributable to nine of the Company’s completed for-sale residential properties and condominium conversions, $36.2 million is attributable to three land parcels held for future mixed-use and for-sale residential developments and $19.3 million is attributable to the retail development at Colonial Promenade Nor du Lac.
     The impairment charge was calculated as the difference between the estimated fair value of each property and the company’s current book value and the estimated costs to complete. After giving effect to the impairment charge, the net book value associated with the Company’s completed for-sale residential properties and condominium conversions is $72.3 million, and the for-sale residential and mixed-use land held for future development has a net book value of $102.3 million at December 31, 2008. The Company does not expect this impairment charge to result in future cash expenditures. No assurances can be given that additional impairment charges will not be necessary in connection with our for-sale and development activities, particularly given the uncertainties surrounding the economic outlook.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONIAL REALTY LIMITED PARTNERSHIP

	By:	Colonial Properties Trust, its general partner

Date: February 3, 2009	By:	/s/ C. Reynolds Thompson, III

C. Reynolds Thompson, III
President and Chief Financial Officer